UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION

FILED PURSUANT TO SECTION 8(a) OF THE

INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:     OWLshares Trust

Address of Principal Business Office:

312 Arizona Avenue

Santa Monica, CA 90401

Telephone Number:      (949) 396-6917

Agent for Service of Process:

Allstate Corporate Services Corp.

1679 S. Dupont Highway, Suite 100

Dover, Delaware 19901

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

YES /X/

NO /   /

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Santa Monica and in the State of California on the 21st day of October, 2015.

Signature:	OWLshares Trust

By:	/s/ Andrew Smith
Andrew Smith, Trustee

Attest:	/s/ Benjamin Webster
Benjamnin Webster, Trustee